IMMEDIATE RELEASE

Evans Bancorp Reports 52% Increase in Earnings per Share in
Third Quarter 2011

HAMBURG, NY, October 27, 2011 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2011.

HIGHLIGHTS OF THE 2011 THIRD QUARTER

•	Third quarter net income increased 51% to $1.93 million from $1.28 million in the prior year period. This year’s third quarter benefited from a $0.9 million decrease in the provision for loan and lease losses and continued net interest income growth.

•	Core deposit growth continued in the third quarter with Demand, NOW and Savings deposit products gaining 9.4%, or $40.0 million. Annualized, this represents a 37.5% growth rate in core deposits.

•	Core loans (defined as total loans and leases less national direct financing leases) increased 5.3% in the third quarter of 2011, or 21.2% annualized, to $560.8 million.

•	Continued strong capital position with Total Risk-Based Capital ratio of 13.90% at September 30, 2011.

Net income was $1.9 million, or $0.47 per diluted share, in the third quarter of 2011, up 51% from net income of $1.3 million, or $0.31 per diluted share, in the third quarter of 2010. The increase in net income reflects a provision for loan and lease losses of $0.2 million in the third quarter of 2011, down $0.8 million from the provision recorded in the third quarter of 2010. The majority of the decrease in provision was a result of a $0.5 million reduction in the leasing provision quarter-over-quarter. Return on average equity was 11.37% for the third quarter of 2011, compared with 7.93% in the third quarter of 2010.

For the nine months ended September 30, 2011, net income increased 10% to $4.8 million over net income of $4.4 million in the same period in 2010. On a per share basis, year-to date earnings for 2011 was $1.16, compared with $1.26 in the prior year period, reflecting 650 thousand additional weighted average outstanding shares as a result of the Company’s successful registered offering of common stock in May 2010. The return on average equity was 9.66% for the nine-month period ended September 30, 2011, compared with 10.43% in the same period in 2010.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Evans continues to see exceptional results across the board as we capture increasing market share in Western New York. Robust core loan and deposit growth continues as Evans’ brand recognition spreads and expands through the marketplace, which is a reflection of the increasing demand for community relationship banking.”

Net Interest Income
Net interest income was $6.5 million for the 2011 third quarter, up $0.3 million, or 4.5%, from the third quarter of 2010 and up $0.2 million, or 3.6%, from the second quarter of 2011. Growth in net interest-earning assets drove the increase and more than offset net interest margin contraction relative to the 2010 third quarter. Core loans, which are defined as total loans and leases less direct financing leases, were $560.8 million at September 30, 2011, an increase of 15.4% from $485.8 million at September 30, 2010, and up 5.3% (21.2% annualized) from $532.5 million at June 30, 2011. The growth from the linked second quarter reflects higher commercial loans, including commercial real estate, of $24.0 million, or 5.9%, to $429.3 million.

Total deposits at September 30, 2011 were $613.2 million, up $26.5 million, or 4.5%, from June 30, 2011, and up $78.0 million, or 14.6%, since September 30, 2010. Growth for the quarter and year-over-year period was attributable to strong core deposit increases across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in garnering new customers, rewarding existing customers for doing more business with the Bank, and ultimately developing deeper customer relationships. Partially offsetting those gains was a $13.4 million decrease, since the end of the linked quarter, in time deposits due to the roll-off of higher rate promotional CD’s and decreased brokered time deposits.

Core commercial deposit gathering is an important part of the Company’s strategic growth. Most of the Company’s $11.2 million increase in demand deposits during the third quarter of 2011 came from commercial customers. The results are due in part to the Company’s success in cross-selling its commercial loan customers into full relationships, including deposits. Although a portion of the deposit growth can be seasonal and reflective of transactional activity, the results reflect solid growth in a competitive marketplace.

The Bank’s net interest margin performed well at 3.97% for the third quarter of 2011, up 5 basis points from 3.92% in the 2011 second quarter. The increase was mostly due to the roll-off of higher rate promotional CDs, as reflected in the decrease of 7 basis points in the cost of interest bearing liabilities. Net interest margin was 4.18% in the 2010 third quarter and, when compared with the 2011 third quarter, the largest contributing factor to the compression was declining interest rates. As an environment of low interest rates continues, the Company’s loan and investment portfolios have been re-pricing into lower yields, as evidenced by the 39 basis point decline in yield on interest-earning assets during the third quarter compared with the prior-year period.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses decreased to $0.2 million in the third quarter of 2011 from $1.0 million in the second quarter of 2011 and $1.0 million in the third quarter of 2010. The third quarter benefitted from a release of $0.2 million in leasing provision after improvement in the leasing portfolio’s charge-off and collection performance. Additionally, loan provision was lower by another $0.3 million in the third quarter after reducing provision taken previously on two commercial loans. Updated appraisals received in the third quarter on these loans indicated the collateral value is higher than the outstanding carrying balance on these loans; therefore, no reserve was taken on these loans.

Net charge-offs: There were net charge-offs to average total loans and leases of 0.09% in the third quarter of 2011, compared with 0.63% in the second quarter of 2011 and 0.18% in the third quarter of 2010.

Strong loan growth and lower provision in the third quarter of 2011 resulted in a decrease in the allowance for loan and lease losses to total loans and leases ratio to 1.88% at September 30, 2011 from 1.97% at June 30, 2011. At September 30, 2010, the ratio was 1.80%.

Non-performing loans and leases: The ratio of non-performing loans and leases to total loans and leases increased to 2.70% at September 30, 2011, from 2.36% at June 30, 2011, and from 1.96% at September 30, 2010. During the third quarter of 2011, one of the previously noted commercial loans with sufficient collateral, valued at $2.1 million, was moved into non-accrual. The total coverage ratio for non-performing loans and leases was 69.85% at September 30, 2011, compared with 83.48% at June 30, 2011.

Gary A. Kajtoch, Executive Vice President and CFO, noted, “Although non-performing loans increased in the quarter, we feel we are adequately reserved. Our conservative underwriting approach provides collateral positions that enable us to exit these non-performing loans with minimal to no losses. This is evidenced by our history of low charge-off rates in our core loan portfolio.”

The FDIC-assisted acquisition of Waterford Village Bank in July 2009 accounted for $2.3 million, or approximately 15.2%, of the Company’s $15.3 million in non-performing loans at September 30, 2011. These loans are included in a loss-sharing agreement with the FDIC in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 86.69% at September 30, 2011, which includes the leasing portfolio mark-to-market adjustment of $0.7 million while excluding all the FDIC-guaranteed Waterford loans.

Non-Interest Income

Non-interest income, which represented 32.8% of total revenue in the third quarter of 2011, increased 2.0%, or $0.1 million, to $3.2 million when compared with the third quarter of 2010, reflecting higher deposit service charges and insurance agency revenue. Service charges on deposits increased
$27 thousand, or 5.7%, compared with the third quarter 2010, primarily due to increases in fee rates to be more in-line with market competition. Insurance agency revenue of $1.8 million was up $74 thousand, or 4.2%, when compared with the 2010 third quarter on successful commercial line commission growth. However, the soft insurance market and macro-economic conditions continue to put downward pressure on personal and commercial property and casualty insurance commissions, despite strong retention rates. Compared with the second quarter of 2011, The Evans Agency’s revenue was up $0.2 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $6.8 million in the third quarter of 2011, an increase of $0.4 million, or 5.5%, from $6.4 million in the third quarter of 2010. The most significant component of the increase was salaries and employee benefits, which increased $0.4 million, or 9.8%, to $4.1 million in the third quarter of 2011. This increase reflected regular annual merit increases and increased staff, including commercial loan officers and other business-generating positions. This was partially offset by lower amortization expense related to intangible assets acquired in the 2008 purchase of Suchak Data Systems, Inc., which were fully amortized at the end of 2010 and a reduction in FDIC insurance expense due to changes in the premium calculation adopted in the second quarter of 2011 by the FDIC.

The efficiency ratio, excluding intangible amortization, increased to 69.10% for the third quarter of 2011, from 66.57% for the third quarter of 2010, as a result of the increase in non-interest expense.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.81% at September 30, 2011. Book value per share was $16.61 at September 30, 2011, compared with $16.14 at June 30, 2011, and $15.72 at September 30, 2010. Tangible book value per share at September 30, 2011, was $14.44, up 3.5% from June 30, 2011, and up 7.9% from the same period in 2010.

Conclusion

Mr. Nasca concluded, “Our results continue to be impressive despite the significant headwinds of a muted economy, challenging business climate, and historically low rate environment. The strong momentum we are creating has positioned us particularly well in an evolving banking landscape, where customers are being dislocated by the pending HSBC retail divestiture. Our performance is reflective of an aggressive focus on customers and organic growth, as customers look to Evans’ strength, stability, and longevity to serve all their banking, insurance and investment needs.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $733 million in assets, 13 branches and $613 million in deposits at September 30, 2011. Evans Bank is a full-service community bank, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:
Gary A. Kajtoch
Executive Vice President and Chief Financial Officer
Phone: (716) 926-2000
Email: gkajtoch@evansbank.com

-OR-

Deborah K. Pawlowski
Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2011	2011	2011	2010	2010
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

ASSETS
Investment Securities	97,437	97,739	100,868	93,332	99,247
Loans	560,792	532,537	519,180	512,503	485,843
Leases	7,783	9,957	12,449	15,475	18,745
Allowance for loan and lease losses	(10,708)	(10,667)	(10,482)	(10,424)	(9,099)
Goodwill and intangible assets	8,893	9,013	9,139	9,269	9,490
All other assets	68,818	64,253	68,557	51,368	54,654
Total assets	733,015	702,832	699,711	671,523	658,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$116,036	$104,814	$99,444	$98,016	$94,809
NOW deposits	48,924	44,193	43,457	32,683	30,386
Regular savings deposits	301,610	277,564	263,854	249,410	242,897
Muni-vest deposits	26,241	26,333	34,804	22,000	22,753
Time deposits	120,427	133,863	143,588	142,348	144,441
Total deposits	613,238	586,767	585,147	544,457	535,286
Borrowings	39,161	38,921	38,176	52,226	47,527
Other liabilities	12,417	10,831	12,055	11,776	12,138
Total stockholders’ equity	68,199	66,313	64,333	63,064	63,929

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,106,933	4,108,103	4,094,147	4,081,960	4,067,044
Book value per share	16.61	16.14	15.71	15.45	15.72
Tangible book value per share	14.44	13.95	13.48	13.18	13.39
Tier 1 leverage ratio	9.81%	9.80%	9.89%	9.93%	9.99%
Tier 1 risk-based capital ratio	12.65%	13.00%	12.95%	13.05%	13.28%
Total risk-based capital ratio	13.90%	14.26%	14.21%	14.31%	14.54%

ASSET QUALITY DATA
Non-performing loans	13,782	11,031	11,322	10,996	7,531
Non-performing leases	1,549	1,747	2,127	2,931	2,373
Total non-performing loans and leases	15,331	12,778	13,449	13,927	9,904
Net loan (recoveries) charge-offs	118	824	430	82	218
Net lease charge-offs	-	-	-	-	-
Total net loan and lease (recoveries) charge-offs	118	824	430	82	218

Non-performing loans/Total loans and leases	2.42%	2.03%	2.13%	2.08%	1.49%
Non-performing leases/Total loans and leases	0.27%	0.32%	0.40%	0.56%	0.47%
Non-performing loans and leases/Total loans and leases	2.70%	2.36%	2.53%	2.64%	1.96%
Net loan charge-offs/Average loans and leases	0.09%	0.63%	0.33%	0.06%	0.18%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.09%	0.63%	0.33%	0.06%	0.18%
Allowance to loans and leases	1.88%	1.97%	1.97%	1.97%	1.80%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2011	2011	2011	2010	2010
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest income	8,169	8,015	8,013	7,844	7,992
Interest expense	1,655	1,728	1,716	1,759	1,759
Net interest income	6,514	6,287	6,297	6,085	6,233
Provision for loan and lease losses	159	1,009	488	1,407	1,012
Net interest income after provision	6,355	5,278	5,809	4,678	5,221

Deposit service charges	498	416	386	435	471
Insurance service and fee revenue	1,849	1,601	2,089	1,341	1,775
Bank-owned life insurance	117	110	103	109	117
Other income	720	798	883	944	760
Total non-interest income	3,184	2,925	3,461	2,829	3,123

Salaries and employee benefits	4,073	3,912	3,904	3,778	3,708
Occupancy	777	816	777	752	707
Repairs and maintenance	184	155	159	164	148
Advertising and public relations	188	247	130	180	88
Professional services	510	407	402	376	355
Technology and communications	177	220	235	259	265
Amortization of intangibles	120	126	130	221	221
FDIC insurance	135	135	229	268	312
Other expenses	639	744	639	661	645
Total non-interest expenses	6,803	6,762	6,605	6,659	6,449

Income before income taxes	2,736	1,441	2,665	848	1,895
Income tax provision	810	469	790	364	617
Net income	$1,926	$972	$1,875	$484	$1,278

PER SHARE DATA
Net income per common share-diluted	$0.47	$0.24	$0.46	$0.12	$0.31
Cash dividends per common share	$0.20	-	$0.20	-	$0.20
Weighted average number of diluted shares	4,109,181	4,106,371	4,096,170	4,079,388	4,068,301

PERFORMANCE RATIOS
Return on average total assets	1.08%	0.55%	1.10%	0.29%	0.78%
Return on average stockholders’ equity	11.37%	5.90%	11.71%	3.00%	7.93%
Efficiency ratio	69.10%	72.04%	66.36%	72.23%	66.57%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

(in thousands)	2011	2011	2011	2010	2010
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$541,357	$524,178	$518,246	$504,704	$496,037
Investment securities	98,526	100,639	95,978	96,575	98,606
Interest bearing deposits at banks	17,200	16,952	8,456	7,347	2,189
Total interest-earning assets	657,083	641,769	622,680	608,626	596,832
Non interest-earning assets	59,647	62,517	62,148	60,808	59,403
Total Assets	716,730	704,286	684,828	669,434	656,235
NOW	45,604	44,707	38,469	31,086	26,684
Regular savings	290,310	268,220	256,158	245,511	240,424
Muni-Vest savings	25,177	29,483	24,616	28,906	25,162
Time deposits	125,037	139,727	143,177	142,794	145,202
Total interest-bearing deposits	486,128	482,137	462,420	448,297	437,472
Other borrowings	39,544	39,381	44,846	47,054	46,568
Total interest-bearing liabilities	525,672	521,518	507,266	495,351	484,040
Demand deposits	111,044	105,725	101,798	97,879	96,669
Other non-interest bearing liabilities	12,273	11,144	11,737	11,582	11,099
Stockholders’ equity	67,741	65,899	64,027	64,622	64,427
Total Liabilities and Equity	716,730	704,286	684,828	669,434	656,235
YIELD/RATE
Loans and leases, net	5.36%	5.40%	5.52%	5.55%	5.73%
Investment securities	3.69%	3.68%	3.57%	3.47%	3.57%
Interest bearing deposits at banks	0.16%	0.17%	0.19%	0.27%	0.18%
Total interest-earning assets	4.97%	5.00%	5.15%	5.16%	5.36%
NOW	1.32%	1.17%	1.10%	1.13%	1.05%
Regular savings	0.77%	0.69%	0.64%	0.69%	0.70%
Muni-Vest savings	0.51%	0.47%	0.47%	0.48%	0.46%
Time deposits	2.07%	2.38%	2.44%	2.53%	2.55%
Total interest-bearing deposits	1.14%	1.21%	1.23%	1.29%	1.32%
Other borrowings	2.72%	2.71%	2.64%	2.65%	2.71%
Total interest-bearing liabilities	1.26%	1.33%	1.35%	1.42%	1.45%
Interest rate spread	3.71%	3.67%	3.80%	3.74%	3.91%
Contribution of interest-free funds	0.26%	0.25%	0.25%	0.26%	0.27%
Net interest margin	3.97%	3.92%	4.05%	4.00%	4.18%